Exhibit 99.2


                                              CONTACT:  JIM KRATOCHVIL
                                              Executive Vice President,
                                              Chief Financial Officer,
                                              Treasurer & Secretary
                                              812/424-2904

        BERRY PLASTICS CORPORATION ANNOUNCES PROPOSED ADD-ON ISSUANCE
              OF ITS 10 3/4% SENIOR SUBORDINATED NOTES DUE 2012

FOR IMMEDIATE RELEASE:

EVANSVILLE, IN, October 23, 2003 - Berry Plastics Corporation, a Delaware corporation, announced today that it intends to issue an additional amount of its 10 3/4% Senior Subordinated Notes due 2012 resulting in gross proceeds of up to $110 million in an add-on private placement offering. Berry previously issued $250,000,000 aggregate principal amount of the 10 3/4% Senior Subordinated Notes due 2012. The Company intends to use the net proceeds from the offering, together with cash on hand, an equity contribution of approximately $55 million to $65 million, including approximately $10 million in rollover from Landis management, and borrowings of approximately $55 million to $65 million under a proposed amendment to the Company's senior secured credit facility, to finance the purchase price of the Company's previously announced acquisition of Landis Plastics, Inc.

The notes will be offered in a private placement only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended, and to non-U.S. persons in reliance on Regulation S under the Securities Act. The notes will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy such notes in any jurisdiction in which such offer or sale would be unlawful and is issued pursuant to Rule 135c promulgated under the Securities Act.

Berry Plastics Corporation is a leading manufacturer and marketer of injection-molded and thermoformed plastic open-top containers, aerosol overcaps, closures, drink cups, and housewares. The company is headquartered in Evansville, Indiana, and, together with its subsidiaries, has plants in Henderson, Nevada; Iowa Falls, Iowa; Charlotte, North Carolina; Lawrence, Kansas; Suffolk, Virginia; Monroeville, Ohio; Woodstock, Illinois; Streetsboro, Ohio; Baltimore, Maryland; Norwich, England; Milan, Italy and a sales office in Mexico City, Mexico. Berry Plastics' principal owners include Goldman Sachs Capital Partners, J. P. Morgan Partners, and members of Berry's management.


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Certain statements and information included in this release may constitute
"forward looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance, or achievements of Berry Plastics to be materially different from any future results, performance, or achievements expressed or implied in such forward-looking statements. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in the Company's SEC filings. The Company does not undertake any obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events, or otherwise.

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